DUPONT
STOCK ACCUMULATION AND DEFERRED
COMPENSATION PLAN FOR DIRECTORS
(Effective June 1, 2019)

1.	PURPOSE OF THE PLAN
The purpose of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors (the “Plan”) is to permit non-employee members of the Board of Directors (the “Board”) of DuPont de Nemours, Inc., f/k/a DowDuPont Inc. (the “Company”, and such persons, “Directors”) to defer the payment of all or a specified part of their compensation for services performed as Directors.
The provisions of this Plan shall apply to amounts deferred on or after the Effective Date (or, with respect to Pre-Spin Participants (as defined below), in taxable years beginning after December 31, 2008). Notwithstanding the foregoing, Section 12 of this Plan shall, to the extent provided therein, apply to amounts deferred in taxable years before 2009, provided that such amounts were not earned and vested before January 1, 2005. For purposes of this Section 1, a right to an amount is earned and vested only if the amount is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and rulings issued thereunder (collectively, “Code Section 409A”).

2.	SPIN-OFF INVOLVING THE DOW CHEMICAL COMPANY AND CORTEVA, INC.
Effective June 1, 2019 (the “Effective Date”), the Company distributed its interest in Corteva, Inc. (“Corteva”) to the Company’s shareholders and agreed to assume elections and deferrals made under the E. I. du Pont de Nemours and Company Stock Accumulation and Deferred Compensation Plan for Directors, as amended August 31, 2017 (the “Corteva Plan”) with respect to participants therein who were nonemployee directors of the Company immediately prior to the Effective Date (the “Pre-Spin Participants” and, together with the other Directors from time to time, the “Participants”), all as more fully described in that certain Employee Matters Agreement effective April 1, 2019 by and among the Company, Corteva and The Dow Chemical Company (as it may be amended from time to time). In addition to the purpose set forth in Section 1, this Plan document governs the elections and deferrals of Pre-Spin Participants, which notwithstanding anything herein to the contrary shall remain subject to the terms and conditions that governed them under the Corteva Plan.

3.	ELIGIBILITY
Members of the Board who are not employees of the Company or any of its subsidiaries or affiliates shall be eligible under this Plan to defer compensation for services performed as Directors.

4.	ADMINISTRATION AND AMENDMENT
The Plan shall be administered by the People and Compensation Committee of the Board (the “Committee”). The decision of the Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board reserves the right to modify the Plan from time to time, or to terminate the Plan entirely, provided, however, that (a) no modification of the Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year; (b) the foregoing shall not preclude any amendment necessary or desirable to conform to changes in applicable law, including, but not limited to, changes in the Code; and (c) upon termination of the Plan, except to the extent otherwise permitted under Code Section 409A, all balances will be distributed in accordance with the terms of the Plan as in effect on the date of termination.
The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

5.	COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT / CHANGE IN LAW
It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the regulations promulgated thereunder.
The Board may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

6.	ELECTION TO DEFER AND FORM OF PAYMENT
On or before December 31 of any calendar year, a Director may elect to defer, in the form of cash or stock units, the payment of all or a specified part of all fees payable to the Director for services as a Director during the following calendar year.
To the extent permitted under Code Section 409A, any person who shall become a Director during any calendar year, and who was not a Director on the preceding December 31, may elect, within thirty days after election to the Board, to defer in the same manner the receipt of the payment of all or a specified part of fees not yet earned for the remainder of that calendar year in the form of cash or stock units.
At the time a Director elects to defer his/her fees for a calendar year, he/she must also elect:

(a)	the payment event for such deferred amounts (a specified calendar year or his/her separation from service);

(b)	with respect to amounts deferred to separation from service, the form of payment (lump sum or equal annual installments);

(c)	the number of equal annual installments, if applicable; and

(d)
the calendar year following his/her separation from service in which payment(s) of such deferred amounts shall commence (if distribution is to commence by reason of a separation from service). For purposes of clarity, calendar year in this context refers to the sequential calendar year following separation from service (for example, first calendar year, second calendar year, etc.).

Amounts deferred to a specified year shall be payable only in a lump sum during the specified calendar year. If amounts are payable in equal annual installments, the first annual installment shall be made in the calendar year specified pursuant to clause (d) above with remaining installments paid in successive calendar years until all installments have been paid.
Elections shall be made by written notice delivered to the Secretary of the Committee. All such elections as to deferral and form of payment are irrevocable.

7.	PARTICIPANTS’ ACCOUNTS
Fees deferred in the form of cash shall be held in the general funds of the Company and shall be credited to an account in the name of the Participant. Deferred cash will bear interest at a rate corresponding to the average 30-year Treasury securities rate applicable for the quarter (or at such other rate as may be specified by the Committee from time to time). Interest will be compounded quarterly and will also be deferred. If the rate changes, the new rate will apply to all deferred cash amounts beginning with the following quarter. Fees deferred in the form of stock units shall be allocated to each Participant’s account based on the closing price of the Company’s common stock as reported on the Composite Tape of the New York Stock Exchange (“Stock Price”) on the date the fees would otherwise have been paid. The Company shall not be required to reserve or otherwise set aside shares of common stock for the payment of its obligations hereunder, but shall make available as and when required a sufficient number of shares of common stock to meet the needs of the Plan. An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) payable on the number of shares represented by the number of stock units in each Participant’s account will be allocated to each Participant’s account in the form of stock units based upon the Stock Price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of stock units. If adjustments are made to outstanding shares of common stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment shall also be made in the number of stock units in a Participant’s account. Stock units shall not entitle any person to rights of a stockholder unless and until shares of Company common stock have been issued to that person with respect to stock units as provided in Section 8.

8.	PAYMENT FROM PARTICIPANTS’ ACCOUNTS
The aggregate amount of deferred fees, together with interest and dividend equivalents accrued thereon, shall be paid in accordance with the time and form of payment elections made by the Director under Section 6, and, with respect to Pre-Spin Participants, in accordance with the time and form of payment elections made by the Pre-Spin Participant under the Corteva Plan. Amounts credited to a Participant’s account in cash shall be paid in cash and amounts credited in stock units shall be paid in one share of common stock of the Company for each stock unit, except that a cash payment will be made with any final installment for any fraction of a stock unit remaining in the Participant’s account. Such fractional share shall be valued at the closing Stock Price on the date of settlement. Restricted stock units payable in cash, and the dividend equivalents associated with such deferred units, shall be paid in cash, each unit to equal the value of one share of Company common stock based on the average of the high and low prices of Company common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

9.	PAYMENT IN EVENT OF DEATH
A Participant may file with the Secretary of the Committee a written designation of a beneficiary for his or her account under the Plan on such form as may be prescribed by the Committee, and may, from time to time, amend or revoke such designation. If a Participant should die before all deferred amounts credited to the Participant’s account have been distributed, the balance of any deferred fees and interest and dividend equivalents then in the Participant’s account shall be paid to the Participant’s designated beneficiary upon the Participant’s death. If the Participant did not designate a beneficiary, or in the event that the beneficiary designated by the Participant shall have predeceased the Participant, the balance in the Participant’s account shall be paid promptly to the Participant’s estate.

10.	NONASSIGNABILITY
During a Participant’s lifetime, the right to any deferred fees, including interest and dividend equivalents thereon, shall not be transferable or assignable, except as may otherwise be provided in the Plan or in rules established by the Committee.

11.	GOVERNING LAW
The Plan shall be governed and construed under the laws of the State of Delaware to the extent not preempted by Federal law, which shall otherwise control.

12.	PRIOR PLAN AMOUNTS
Notwithstanding anything in this Plan to the contrary, this Section 12 shall, to the extent provided herein, apply to amounts deferred in taxable years beginning before 2009, provided that such amounts were not earned and vested before January 1, 2005. For purposes of this Section 12, a right to an amount is earned and vested only if the amount is not subject to a substantial risk of forfeiture for purposes of Code Section 409A.
To the extent that an amount is payable in connection with a Participant’s retirement or other separation from service as a Director, no amounts shall be paid hereunder on account thereof unless such retirement or separation from service constitutes a separation from service within the meaning of Code Section 409A.
To the extent that an amount is payable promptly at the beginning of a calendar year, whether as a result of a Participant’s deferral election or the terms of a prior plan document, such amount shall be paid no later than the last day of that calendar year.

13.	COMPLIANCE WITH SECTION 409A
The Company intends that the Plan provide for the deferral of compensation as permitted under Code Section 409A. To the extent subject thereto, the terms of the Plan shall be interpreted as necessary to comply with the requirements of Code Section 409A. To the extent necessary to avoid the imposition of taxes and/or penalties under Code Section 409A, a “separation from service” as used herein shall mean a separation from service within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. In the event that any provision of the Plan is inconsistent with Code Section 409A, the applicable provisions of Code Section 409A shall be deemed to automatically supersede such inconsistent provision and the Plan shall be administered to comply with Code Section 409A.